Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT Services Agreement (the “Agreement”) is made as of the 1st of August 2017, by and between CloudCommerce, Inc., a Nevada corporation (the “CloudCommerce” “) and Parscale Creative, Inc., a Nevada corporation (“Parscale Creative Creative”).

W I T N E S S E T H:

WHEREAS, CloudCommerce together with its subsidiary provides advanced e-commerce services to leading brands and provides services that include: (1) development of highly customized and sophisticated online stores, (2) real-time integration to other business systems, (3) digital marketing and data analytics, (4) complete and secure site management, and (5) integration to physical stores;

WHEREAS, Parscale Creative is a newly formed company engaged in the digital marketing business;

WHEREAS, Parscale Creative has requested that CloudCommerce and CloudCommerce has agreed to provide management services to Parscale Creative; and

NOW, THEREFORE, in consideration of of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. Appointment. Parscale Creative hereby engages CloudCommerce, and CloudCommerce hereby agrees, upon the terms and subject to the conditions set forth herein, to provide, or cause any of its Affiliates to provide, certain services to Parscale Creative, as described in Section 2.1 hereof. For purposes of this Agreement, an “Affiliate” of any specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

2. Services.

(a) CloudCommerce and its Affiliates and each of the persons individually designated to perform services for Parscale Creative on behalf of CloudCommerce or its Affiliates, shall, during the term of this Agreement, report to Parscale Creative’s Board of Directors (the “Board”), and shall perform such duties and functions as are customarily assigned to the position(s) to which such persons are assigned as well as such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Board. CloudCommerce, and its Affiliates shall provide Parscale Creative with day-to-day strategic and operational management and advisory services, as the Board may reasonably request from time to time (collectively the “Services”).

(b) Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”:

(i) accounting services rendered to CloudCommerce or Parscale Creative by an independent accounting firm or accountant who is not an employee of CloudCommerce; and

(ii) legal services rendered to CloudCommerce or Parscale Creative by an independent law firm or attorney who is not an employee of CloudCommerce.

(c) CloudCommerce and its Affiliates shall devote so much of their time to the activities of Parscale Creative as is necessary and appropriate to perform the Services hereunder. CloudCommerce or any of its Affiliates, as applicable, shall perform the Services at the times and places reasonably requested by the Board to meet the needs and requirements of Parscale Creative, taking into account other engagements that CloudCommerce and its Affiliates may have.

3. Fees.

(a) In consideration of the Services provided hereunder, CloudCommerce shall be paid a management service fee of Five Thousand Dollars ($5,000) per month, (the “Management Service Fee”), payable three working days prior to the last business day of each calendar month. The Management Service Fee shall at all times be subject to any changes that might have been incurred in the number of the natural persons and/or any changes to the Services provided hereunder.

(b) In addition to the payments required under Section 3(a) above, Parscale Creative shall, at the direction of CloudCommerce, pay directly or reimburse CloudCommerce for Out-of-Pocket Expenses (as hereinafter defined). For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable amounts incurred by CloudCommerce and/or its personnel from products and/or services of unaffiliated third parties delivered to Parscale Creative or CloudCommerce and/or their respective personnel in connection with the Services. All direct payments and reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by CloudCommerce to Parscale Creative of a statement in reasonable detail in connection therewith.

4. Term. The term of this Agreement (the “Term”) shall be for an initial term of six (6) months; provided, however, that this Agreement and Parscale Creative’s engagement of CloudCommerce hereunder may be terminated, or extended, at any time following the date hereof upon mutual agreement of Parscale Creative and CloudCommerce. Notwithstanding anything in this Agreement to the contrary, (a) the provisions of Section 8 shall survive the termination of this Agreement, and (b) no termination of this Agreement, whether pursuant to this Section 4 or otherwise, will affect Parscale Creative’s duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of that termination.

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5. Representations by CloudCommerce. CloudCommerce represents and warrants the following:

(a) Capacity; Authority; Validity. CloudCommerce has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by CloudCommerce hereunder; this Agreement and the consummation by CloudCommerce of the transactions contemplated hereby has been duly and validly authorized by all necessary action of CloudCommerce; this Agreement has been duly executed and delivered by CloudCommerce; and assuming the due execution and delivery of this Agreement by CloudCommerce, this Agreement constitutes the legal, valid and binding obligation of CloudCommerce enforceable against CloudCommerce in accordance with its terms.

(b) No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by CloudCommerce, nor the consummation of the transactions contemplated hereby by CloudCommerce, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to CloudCommerce. CloudCommerce is not in breach of any agreement requiring the preservation of the confidentiality of any information, client lists, trade secrets or other confidential information, and neither the execution of this Agreement nor the performance by CloudCommerce of its obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which CloudCommerce is a party or to which CloudCommerce may be subject.

6. Representations by Parscale Creative. Parscale Creative represents and warrants the following:

(a) Capacity; Authority; Validity. Parscale Creative has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by Parscale Creative hereunder; this Agreement and the consummation by Parscale Creative of the transactions contemplated hereby has been duly and validly authorized by all necessary action of Parscale Creative this Agreement has been duly executed and delivered by Parscale Creative; and assuming the due execution and delivery of this Agreement by Parscale Creative, this Agreement constitutes the legal, valid and binding obligation of Parscale Creative enforceable against Parscale Creative in accordance with its terms.

(b) No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by Parscale Creative, nor the consummation of the transactions contemplated hereby by Parscale Creative, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to Parscale Creative. Parscale Creative is not in breach of any agreement requiring the preservation of the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and that neither the execution of this Agreement nor the performance by Parscale Creative of its obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which Parscale Creative is a party or to which Parscale Creative may be subject.

7. Confidentiality. Except as directed in writing, CloudCommerce will not disclose or use at any time, either during the period of this Agreement or thereafter, any Confidential Information (as defined below) of which it is or becomes aware, except to the extent required by applicable law or deemed reasonably necessary by CloudCommerce in carrying out the Services. CloudCommerce will take all appropriate steps to safeguard any Confidential Information, as defined herein, and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term “Confidential Information” means information relating to Parscale Creative’s business that is not generally known to the public or that is used or developed by Parscale Creative including, without limitation, all products and services, fees, costs and pricing structures, financial and trading information, accounting and business methods, analyses, reports, data bases, computer software (including operating systems, applications and program listings), manuals and documentation, customers and clients and customer and client lists, account files, travel agents and travel agent lists, charter contracts, salesmen and salesmen lists, technology and trade secrets and all similar and related information in whatever form relating to the business of Parscale Creative, provided however, that CloudCommerce may disclose or use Confidential Information at the direction of Parscale Creative.

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8. Indemnification. Parscale Creative shall indemnify and hold harmless CloudCommerce and each of its Related Parties, as defined below, (each, an “Indemnified Party”) from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment or decree, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and Parscale Creative will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Parscale Creative will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the wilful misconduct of such Indemnified Party. The reimbursement and indemnity obligations of Parscale Creative, under this Section 8 shall be in addition to any liability which Parscale Creative may otherwise have, shall extend upon the same terms and conditions to any Affiliate of CloudCommerce and any Related Party or controlling persons (if any), as the case may be, of CloudCommerce and any such Affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Parscale Creative, CloudCommerce, any such Affiliate and any such Related Party or other person. The provisions of this Section 8 shall survive the termination of this Agreement.

9. Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. CloudCommerce shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of CloudCommerce or any of its Related Parties, including without limitation in any of their respective capacities as stockholder or directors of Parscale Creative.

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10. Disclaimer; Limitation of Liability.

(a) CloudCommerce makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder.

(b) Neither CloudCommerce nor any of its officers, directors, managers, principals, stockholders, partners, members, employees, agents, representatives and Affiliates (each a “Related Party” and, collectively, the “Related Parties”) shall be liable to Parscale Creative or any of its Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the willful misconduct of such person. In no event will CloudCommerce or any of its Related Parties be liable to Parscale Creative for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if CloudCommerce has been advised of the possibility of such damages. Under no circumstances will the liability of CloudCommerce and Related Parties exceed, in the aggregate, the fees actually paid to CloudCommerce hereunder.

11. Injunctive Relief. CloudCommerce agrees that if it breaches or attempts to breach or violate any of the provisions of this Agreement, Parscale Creative will be irreparably harmed and monetary damages will not provide an adequate remedy. Accordingly, it is agreed that Parscale Creative may apply for and shall be entitled to temporary, preliminary and permanent injunctive relief (without the necessity of posting a bond or other security) in order to prevent breach of this Agreement or to specifically enforce the provisions hereof, and CloudCommerce hereby consents to the granting of such relief, without having to prove the inadequacy of the available remedies at law or actual damages. It is understood that any such injunctive remedy shall not be exclusive or waive any rights to seek other remedies at law or in equity. The parties further agree that the covenants and undertakings covered by this Agreement are reasonable in light of the facts as they exist on the date of this Agreement. However, if at any time, a court or panel of arbitrators having jurisdiction over this Agreement shall determine that any of the subject matter or duration is unreasonable in any respect, it shall be reduced, and not terminated, as such court or panel of arbitrators determines may be reasonable.

12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if Parscale Creative shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes CloudCommerce’s obligations under this Agreement, CloudCommerce may assign its rights hereunder to that company, and (b) CloudCommerce may assign its rights and obligations hereunder to any Affiliate. Any attempted transfer or assignment in violation of this Section 12 shall be void.

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13. Entire Agreement. This Agreement constitutes the entire and only agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements, understandings or statements of any nature made by the parties or any of them whether oral or written with respect to such subject matter.

14. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.

If to CloudCommerce:	1933 Cliff Drive, Suite 1 Santa Barbara, CA 93109 Facsimile: [FAX NUMBER] E-mail: Andrew@cloudcommerce.com Attention: Andrew Van Noy, President

with a copy to:	Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Floor New York, NY 10006 Facsimile: (212)930-9725 E-mail: gscihenzia@srfkllp.com Attention: Gregory Sichenzia, Esq.

If to Parscale Creative:	321 6th St San Antonio, TX 78215: E-mail: brad@parscale.com Attention: Brad Parscale

with a copy to:	Jeremy R. Sloan Chunn Price Harris & Sloan 1000 Central Parkway N, suite 100, San Antonio, TX 78232 Telephone (210) 343.5000 Facsimile (210) 525.0960 email: jsloan@cphattorneys.com

15. Amendments to this Agreement. No modification, alteration or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed on behalf of each of the parties. No delay or omission by Parscale Creative in exercising any right or power vested in it under this Agreement shall impair such right or power or be construed as a waiver of, or acquiescence in, any default or breach by CloudCommerceof any of its obligations under this Agreement.

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16. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the city of Las Vegas and County of Clark and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF the parties signed the present document the day and year first above written.

CLOUDCOMMERCE, INC.	PARSCALE CREATIVE, INC.

/s/ Andrew VanNoy	/s/ Bradley Parscale
By: Andrew VanNoy	By: Bradley Parscale
Title: President	Title: President

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